Pricing Supplement Dated September 23, 1999           Rule 424(b)(3)
(To Prospectus Dated April 22, 1999)              File No. 333-76483

                   GENERAL MOTORS ACCEPTANCE CORPORATION
                      Medium-Term Notes - Fixed Rate
____________________________________________________________________________
Agent:                      Salomon Smith Barney
Principal Amount:           $50,000,000.00
Agent's Discount
  or Commission:            $87,500.00
Net Proceeds to Company:    $49,912,500.00
Interest Rate:              6.375% per annum
Issue Date:                 09/28/99
Maturity Date:              09/28/01
Interest Payment Dates:     The 1st day of each April and October and at
                            Maturity, commencing  April 1, 1999 and
                            ending on the Maturity Date.
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:
      / / Actual/360 for the period from   /  /   to  /  /
      / / Actual/Actual for the period from  / /   to  / /
      /X/ 30/360 for the period from 09/28/99 to 09/28/01

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
           Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes   /X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:    /X/  Book-Entry         / /  Certificated

Other:  /X/   Principal         / /  Agent

If as principal:
     /X/ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     / / The Notes are beings offered at a fixed initial public offering price of __% of principal amount.

If as agent:
     The Notes are being offered at a fixed initial public offering price of __% of principal amount.